                                                              Filed pursuant to
                                                              Rule 424 (b)(3)
                                                              Reg Nos. 333-36434
                                                              and 333-36434-01

PROSPECTUS SUPPLEMENT NO.5
(To Prospectus dated August 30, 2000)

NTL (Delaware), Inc.
5 3/4% Convertible Subordinated Notes Due 2009
NTL Incorporated
Shares of Common Stock

This Prospectus Supplement No.5 supplements and amends the Prospectus dated August 30, 2000, the Prospectus Supplement No.1 dated September 26, 2000, the Prospectus Supplement No. 2 dated October 5, 2000, the Prospectus Supplement No. 3 dated October 18, 2000 and the Prospectus Supplement No. 4 dated October 19, 2000 relating to the 5 3/4% Convertible Subordinated Notes Due 2009 of NTL (Delaware), Inc. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the Convertible Notes.

The table on pages 46 through 47 of the Prospectus sets forth information with respect to the Selling Security Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Security Holder that may be offered pursuant to the Prospectus. This Prospectus Supplement amends that table by adding the following Selling Security Holders, or to the extent such persons are already named as Selling Security Holders, by amending the respective amounts of Convertible Notes beneficially owned.


                                        PRINCIPAL            PERCENT OF              COMMON
                                        AMOUNT OF               TOTAL              STOCK OWNED               COMMON
                                       CONVERTIBLE            PRINCIPAL              PRIOR TO             STOCK TO BE
      SELLING SECURITY                    NOTES               AMOUNT OF              ORIGINAL            REGISTERED BY
          HOLDERS                          ($)               OUTSTANDING             OFFERING            THE PROSPECTUS
-----------------------------------------------------------------------------------------------------------------------
Credit Suisse First
Boston Corporation                    6,720,000                   *                      -                  62,116.32

Federated Insurance
Series, on behalf of its
Federated Utility Fund II               851,680                   *                      -                   7,872.50

Federated Utility
Fund, Inc.                            6,172,440                   *                      -                  57,054.95

Forest Alternative
Strategic Fund II LP A5M                 40,000                   *                      -                     369.74

Forest Convertible Fund                  70,000                   *                      -                     647.05
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Forest Fulcrum Fund LP                  440,000                   *                      -                   4,067.14

Forest Global Convertible Fund        1,810,000                   *                      -                  16,730.74

Forest Performance Fund LP              430,000                   *                      -                   3,974.71

Jeffries & Co.                        2,250,000                   *                      -                  20,797.88

JP Morgan Securities, Inc.           22,300,000                  1.9                     -                 206,130.05

LLT Limited                             110,000                   *                      -                   1,016.79

Lydian Overseas Partners
Master Fund                          45,000,000                 3.75                     -                 415,957.50

Pilgrim Convertible Fund              4,466,000                   *                      -                  41,281.47

RBC Capital Services
Inc. care of Forest
Investment Management LLC                70,000                   *                      -                     647.05

SunAmerica Series
Trust, on behalf of its
Federated Utility Portfolio             725,000                   *                      -                   6,701.54

Zurich HFR Master
Hedge Fund care of
Forest Investment
Management LLC                           30,000                   *                      -                     277.31
-----------------------------------------------------------------------------------------------------------------------

*  Less than one percent

The Prospectus, together with Prospectus Supplement No.1, Prospectus Supplement No.2, Prospectus Supplement No. 3, Prospectus Supplement No. 4 and this Prospectus Supplement No. 5 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 4 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY

OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

The date of this Prospectus Supplement No.5 is October 27, 2000.


                                        3